                                  EXHIBIT 99.1

AT THE COMPANY:         AT FRB/WEBER SHANDWICK:
Bruce C. Karsk          Marilyn Windsor     Diane Hettwer        Tim Grace
Executive VP and CFO    General Inquiries   Analyst Inquiries    Media Inquiries
402-829-6803            702-515-1260        312-640-6760         312-640-6667

FOR IMMEDIATE RELEASE
TUESDAY, MARCH 25, 2003

                        LINDSAY MANUFACTURING CO. REPORTS
                  FISCAL 2003 SECOND-QUARTER, SIX-MONTH RESULTS

OMAHA, NEB., MARCH 25, 2003--LINDSAY MANUFACTURING CO. (NYSE: LNN), a leading manufacturer of center pivot, lateral move, and hose reel irrigation systems, today reported 18 percent growth in revenues and a 27 percent increase in earnings per share for the second quarter ended February 28, 2003, compared with the second quarter of last year.

SECOND-QUARTER RESULTS
Revenues for the second quarter increased to $48.1 million from $40.7 million for the same period last year. Second-quarter operating income grew 20 percent to $6.5 million from $5.4 million in the second quarter last year. Net earnings for the quarter were $5.0 million, or $0.42 per diluted share, compared with $4.0 million, or $0.33 per diluted share, for the second quarter last year.

Irrigation equipment revenues for the quarter were $45.4 million, a 23 percent increase from $37.0 million during the second quarter of the prior year. Diversified products revenues, which have decreased as Lindsay's contract manufacturing customers reduced their reliance on outsourced manufacturing, were $2.8 million compared with $3.6 million in the year-ago period, and unchanged from the first quarter of fiscal 2003. Excluding revenues from acquisitions and start-ups that occurred during the last half of fiscal 2002, organic revenue growth in the quarter was 5 percent year over year.

Gross profit rose to $12.3 million from $10.1 million in the prior-year second quarter, while gross margin increased to 25.5 percent from 24.8 percent. Operating expenses for the quarter were greater than the prior year's second quarter, but were in line with the company's expectations as the majority of the increase was attributed to the operations that were added during the last half of fiscal 2002.

Commenting on the results, Rick Parod, president and chief executive officer, said, "I am pleased with our overall performance for the quarter and year to date. Irrigation equipment achieved revenue growth from both the domestic and the international markets. We continue to make good progress with our new international operations, including our South African start-up that had been importing product and is now manufacturing our Zimmatic products. Additionally, during the quarter we were successful in hiring a seasoned irrigation sales manager, an Australian national, to manage and expand our Australian dealer organization."

Lindsay's order backlog at February 28, 2003, grew to $20.4 million from $17.4 million at February 28, 2002.

SIX-MONTH RESULTS
Total revenues for the six months ending February 28, 2003, were $81.6 million, an 18 percent increase from $69.2 million for the prior year's six-month period. Irrigation equipment revenues of $76.0 million were 23 percent greater than a year ago, while diversified products revenues were $5.6 million, or 24 percent less than the previous year. Excluding revenues from acquisitions and start-ups that occurred during the last half of fiscal 2002, organic revenue growth was 6 percent for the six-month period. Net earnings grew 55 percent to $7.8 million, or $0.66 per diluted share, from $5.1 million, or $0.43 per diluted share, for the first six months of fiscal 2002. The 2003 six-month net earnings include other income of $1.8 million, or $0.15 per share, to recognize the cash value of certain life insurance policies; $1.7 million of this was included in Lindsay's first quarter. Excluding this item, six-month net earnings rose 20 percent to $6.1 million, or $0.51 per diluted share.

Shareholders' equity at February 28, 2003, was $98.0 million, or $8.35 per outstanding common share, compared with $85.6 million, or $7.33 per outstanding common share, at February 28, 2002. Cash and marketable securities at February 28, 2003, were $41.2 million compared with $41.9 million at February 28, 2002.

FISCAL 2003 OUTLOOK
Concerning the balance of the year, Parod commented, "Our outlook remains positive for our overall business due to solid interest in our new product offerings, low financing rates for irrigation equipment purchases, key agricultural commodity prices that are approximately 20 percent greater than year-ago levels, and a favorable U.S. farm bill that includes the Environmental Quality Incentives Program. However, we are also faced with several uncertainties, including the soft U.S. economy and the duration of U.S. military action in Iraq. On balance, we continue to believe that we will achieve revenue and earnings growth during the remainder of our fiscal year."

SECOND-QUARTER CONFERENCE CALL
Lindsay's fiscal 2003 second-quarter investor conference call is scheduled for 11 a.m. ET today. This call will be simulcast and available over the Internet via the web site www.vcall.com. The webcast will be available for replay for a period of 30 days.

ABOUT THE COMPANY
Lindsay manufactures and markets Zimmatic, Greenfield, and Perrot center pivot, lateral move and hose reel irrigation systems and GrowSmart controls, all of which are used by farmers to increase or stabilize crop production while conserving water, energy, and labor. The Company also produces large diameter steel tubing and provides outsourced manufacturing and production services for other companies. At February 28, 2003, Lindsay had approximately 11.7 million shares outstanding, which are traded on the New York Stock Exchange under the symbol LNN.

CONCERNING FORWARD-LOOKING STATEMENTS
This release contains forward-looking statements that are subject to risks and uncertainties and which reflect management's current beliefs and estimates of future economic circumstances, industry conditions, Company performance and financial results. Forward-looking statements include the information concerning possible or assumed future results of operations of the Company and those statements preceded by, followed by or including the words "expectation," "outlook," "could," "may," "should," or similar expressions. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.



            FOR MORE INFORMATION REGARDING LINDSAY MANUFACTURING CO.,
              SEE LINDSAY'S WEBSITE AT www.lindsaymanufacturing.com



                           - Financial Tables Follow -

                   LINDSAY MANUFACTURING CO. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                 FEBRUARY 28, 2003 AND 2002 AND AUGUST 31, 2002


                                                                  (UNAUDITED)    (UNAUDITED)
                                                                   FEBRUARY       FEBRUARY        AUGUST
($ IN THOUSANDS, EXCEPT PAR VALUES)                                  2003           2002           2002
-----------------------------------                                  ----           ----           ----
ASSETS
  Cash and cash equivalents                                        $   5,431      $   7,646      $  12,425
  Marketable securities                                                7,971          9,916         13,289
  Receivables, net                                                    36,657         31,624         23,385
  Inventories, net                                                    21,423         15,309         15,583
  Deferred income taxes                                                2,355          1,870          2,573
  Other current assets                                                   944            553            782
                                                                   ---------      ---------      ---------
  Total current assets                                                74,781         66,918         68,037
Long-term marketable securities                                       27,813         24,354         25,419
Property, plant and equipment, net                                    14,270         13,927         14,512
Other noncurrent assets                                                7,176          4,555          4,715
                                                                   ---------      ---------      ---------
Total assets                                                       $ 124,040      $ 109,754      $ 112,683
                                                                   =========      =========      =========

LIABILITIES AND SHAREHOLDERS' EQUITY
  Accounts payable                                                 $  10,008      $   7,623      $   6,068
  Other current liabilities                                           13,946         14,653         13,640
                                                                   ---------      ---------      ---------
  Total current liabilities                                           23,954         22,276         19,708
Other noncurrent liabilities                                           2,114          1,847          2,311
                                                                   ---------      ---------      ---------
Total liabilities                                                     26,068         24,123         22,019
                                                                   ---------      ---------      ---------


Shareholders' equity:
    Preferred stock, ($1 par value, 2,000,000 shares
      authorized, no shares issued and outstanding)                     -              -              -
    Common stock, ($1 par value, 25,000,000 shares
      authorized, 17,458,052, 17,409,900 and 17,430,348 shares
      issued in February 2003 and 2002 and August 2002)               17,458         17,410         17,430
    Capital in excess of stated value                                  2,467          2,039          2,472
    Retained earnings                                                168,589        156,740        161,574
    Less treasury stock, (at cost, 5,724,069 shares)                 (89,898)       (89,898)       (89,898)
    Accumulated other comprehensive loss                                (644)          (660)          (914)
                                                                   ---------      ---------      ---------
Total shareholders' equity                                            97,972         85,631         90,664
                                                                   ---------      ---------      ---------
Total liabilities and shareholders' equity                         $ 124,040      $ 109,754      $ 112,683
                                                                   =========      =========      =========

                   LINDSAY MANUFACTURING CO. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
      FOR THE THREE MONTHS AND SIX MONTHS ENDED FEBRUARY 28, 2003 AND 2002

                                                      (UNAUDITED)                (UNAUDITED)
                                                  THREE MONTHS ENDED           SIX MONTHS ENDED
                                                 ---------------------      ---------------------

                                                 FEBRUARY     FEBRUARY      FEBRUARY     FEBRUARY
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)           2003         2002          2003         2002
----------------------------------------           ----         ----          ----         ----
Operating revenues                               $ 48,127     $ 40,668      $ 81,589     $ 69,213
Cost of operating revenues                         35,865       30,586        62,316       53,521
                                                 --------     --------      --------     --------
Gross profit                                       12,262       10,082        19,273       15,692
                                                 --------     --------      --------     --------

Operating expenses:
  Selling expense                                   2,459        2,043         5,099        4,159
  General and administrative expense                2,693        2,051         5,271        4,076
  Engineering and research expense                    634          574         1,232        1,086
                                                 --------     --------      --------     --------
Total operating expenses                            5,786        4,668        11,602        9,321
                                                 --------     --------      --------     --------
Operating income                                    6,476        5,414         7,671        6,371
Interest income, net                                  390          356           813          793
Other income (expense), net                           242          (24)        2,029          155
                                                 --------     --------      --------     --------
Earnings before income taxes                        7,108        5,746        10,513        7,319
Income tax provision                                2,156        1,791         2,677        2,269
                                                 --------     --------      --------     --------
Net earnings                                     $  4,952     $  3,955      $  7,836     $  5,050
                                                 ========     ========      ========     ========


Basic net earnings per share                     $   0.42     $   0.34      $   0.67     $   0.43
                                                 ========     ========      ========     ========

Diluted net earnings per share                   $   0.42     $   0.33      $   0.66     $   0.43
                                                 ========     ========      ========     ========


Average shares outstanding                         11,733       11,655        11,723       11,642
Diluted effect of stock options                       158          168           188          165
                                                 --------     --------      --------     --------
Average shares outstanding assuming dilution       11,891       11,823        11,911       11,807
                                                 ========     ========      ========     ========


Cash dividends per share                         $  0.035     $  0.035      $  0.070     $  0.070
                                                 ========     ========      ========     ========